Exhibit 99.1

Emmaus Life Sciences Reports Quarterly Financial Results

Torrance CA, May 15, 2025 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three months ended March 31, 2025.

Highlights

“We are pleased to report that our Q1 2025 net revenues were comparable to the same period last year,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus. “We also improved the loss from operations to less than $1 million in the first quarter,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the three months ended March 31, 2025 were $2.4 million, compared to $2.5 million in the same period in 2024. The slight decrease was due to a decrease in U.S. sales which management attributes to competition from the generic version of L-Glutamine introduced in the market in mid-2024.

Operating Expenses. Total operating expenses for the three months were $3.2 million compared to $5.0 million in the comparable period in 2024. The decrease was due primarily to decreases in selling expenses and general and administrative expenses attributable to a reduction in force in Q4 2024.

Loss From Operations. We realized markedly improved loss from operations for the three months of $1.0 million compared to $2.7 million in the same period in 2024. The improvement was due primarily to the reduction in operating expenses.

Other Expense. The company realized other expense of $1.3 million for the three months compared to $1.6 million in the same period in 2024. The decrease was due primarily to an improvement in change in fair value of conversion feature derivative liabilities, note payable, largely offset by the nonrecurrence of a gain on restructured debt realized in the same period in 2024.

Net Loss. For the three months, the company realized net loss of $2.3 million, or $0.04 per share based on approximately 63.9 million weighted-average basic common shares, compared to $4.3 million, or $0.07 per share based on approximately 61.8 million weighted-average basic common shares in the comparable period in 2024. The reduced net loss was primarily attributable to the decrease in loss from operations and, to a lesser extent, the decrease in other expense.

Liquidity and Capital Resources. At March 31, 2025, the company had cash and cash equivalents of $1.3 million, compared to $1.4 million at December 31, 2024.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease
There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

1Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
2Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the recent trend in net revenues. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need to restructure or refinance its indebtedness included in current liabilities and raise additional funds from related-party loans, third-party loans or other financing to meet its current liabilities and fund its business and operations and doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 14, 2025, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended March 31
	2025	2024
Revenues, Net	$2,406	$2,506
Cost of Goods Sold	225	257
Gross Profit	2,181	2,249
Operating Expenses	3,161	4,989
Loss from Operations	(980)	(2,740)
Total Other Expense	(1,346)	(1,615)
Net Loss	(2,330)	(4,348)
Comprehensive Loss	(2,132)	(6,058)
Net Loss Per Share	$(0.04)	$(0.07)
Weighted Average Common Shares Outstanding	63,865,571	61,845,963

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	March 31, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$1,333	$1,389
Accounts receivable, net	2,061	2,623
Inventories, net	1,437	1,635
Prepaid expenses and other current assets	822	1,120
Total Current Assets	5,653	6,767
Property and Equipment, net	41	46
Right of use assets	1,331	1,530
Investment in convertible bond	15,231	15,037
Other Assets	222	222
Total Assets	$22,478	$23,602

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$18,313	$16,926
Operating lease liabilities, current portion	$2,676	$2,423
Conversion feature derivative, notes payable	-	162
Notes payable, current portion	7,420	7,093
Convertible notes payable, net of discount	16,864	17,014
Other current liabilities	19,642	19,937
Total Current Liabilities	64,915	63,555
Other long-term liabilities	16,164	16,526
Total Liabilities	81,079	80,081
Stockholders’ Deficit	(58,601)	(56,479)
Total Liabilities & Stockholders’ Deficit	$22,478	$23,602

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